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FOR ADDITIONAL INFORMATION CONTACT:

          Mark L. Meudt       Brad Wills
          Westell, Inc.       Wills &
          630-375-4125        Associates
                              Trade / Business
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                              301-530-3711

          Westell Enters Into Strategic Alliance with Texas Instruments

     In lieu of merger with Amati, Westell opts for comprehensive agreement, including Texas Instruments DSP based ADSL chipset incorporating Amati's DMT software.

Aurora, IL (November 19, 1997) - Westell Technologies, Inc. (NASDAQ: WSTL) announced today that the Agreement and Plan of Merger to acquire Amati Communications Corporation (NASDAQ: AMTX), which was signed on September 30, 1997, has been terminated. Instead, Westell has entered into an agreement in principle for a strategic alliance with Texas Instruments (TI) (NYSE: TXN) to accelerate the future growth of the Digital Subscriber Line (xDSL) market, and TI has announced an agreement with Amati calling for a $20 per share cash tender offer for Amati shares.

After considering its options, including an increased bid for Amati, Westell decided to enter into a multi-year strategic alliance with TI, which will provide Westell with substantial benefits. As a result of the termination, Westell will receive from Amati a one-time payment of $14.8 million in accordance with the termination provisions of the merger Agreement.

"The benefits anticipated from Westell's acquisition of Amati will be achieved by way of this alliance, while preserving and enhancing our financial flexibility to execute additional strategic corporate development activities," said Gary F. Seamans, Chairman and Chief Executive Officer of Westell Technologies. "In addition, Westell has fulfilled its desire for a strategic semiconductor alliance and ensured its ability to quickly deliver a strong standards compliant DMT product offering."

While the specific terms of the multi-year agreement remain undisclosed, Westell and its customers will realize immediate benefits including early access to TI DSP - software based technology which provides low cost, standards compliant DMT ADSL systems. In addition, Westell and TI will closely cooperate in the development and evolution of emerging xDSL technologies such as G.Lite and VDSL using flexible DSP technology implementations that are expected to enable a smooth migration to a broad family of Westell DMT based xDSL system solutions.

"We recognize Westell's leadership position in the development of the emerging DSL industry. We anticipate this alliance will accelerate of market development," said George Barber, Vice President, of TI's Semiconductor Group.

Under the agreement, Westell will assume the right to manufacture and sell Amati Allegro ADSL system products and all non-DSL Amati product lines, along with the right to fulfill existing customer contracts. Transfer of these contracts to Westell, which is subject to customer approval, recognizes Westell's leadership position in delivering systems solutions to customers.

Texas Instruments and Westell also plan to use their alliance to facilitate standards development and interoperability as well as promote DSP-based DSL solutions to key customers.

Westell Technologies is a holding company for Westell Inc., Conference Plus Inc. and Westell WorldWide Services Inc. Westell Inc. is a leading worldwide innovator and manufacturer of xDSL systems and telecommunications access products, with corporate headquarters in Aurora, Illinois. Westell's xDSL products are currently in use or trial by multiple customers world-wide, including Ameritech, Bell Atlantic, Bell Canada, BT, GTE, MCI, Quebec Telephone, SBC, Saskatchewan Telephone, Telecom Italia, US West and leading Internet service providers. In addition to developing and manufacturing xDSL and non-DSL data and telecommunications products, Westell Inc. has established technology relationships with leading telecommunication, software, computing and semi-conductor companies such as Atlantech Technologies, ATML, DSC Communications, GlobeSpan, Lucent Technologies, Microsoft, Motorola and others.

Conference Plus Inc., is a multi-point telecommunications service bureau specializing in audio teleconferencing, multi-point video conferencing, broadcast fax, and multimedia teleconference services. Westell WorldWide Services Inc., a wholly owned subsidiary of Westell Technologies, provides engineering, installation and network management services to leading network providers as well as turn-key equipment and service solutions to enterprise customers and service providers. Additional information can be obtained by visiting Westell's Web site at http://www.westell.com.

Texas Instruments Incorporated is a global semiconductor company and the world's leading designer and supplier of digital signal processing solutions, the engines driving the digitalization of electronics. Headquartered in Dallas, Texas, the company's businesses also include calculators, productivity products, controls and sensors, metallurgical materials and digital light processing technologies. The company has manufacturing or sales operations in more than 25 countries. More information is located on the World Wide Web at http://www.ti.com.

                                     - end -




  "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
                                     1995:

Certain statements contained herein, with respect to the scope of the alliance and reference to the benefits to be derived from the alliance, are forward looking statements. These statements include risks and uncertainties such as those listed under the "Risk Factors" section contained in Westell's Form 10-K for the fiscal year ended March 31, 1997. These risks include but are not limited to, product demand and market acceptance risks, the impact of competitive products and technologies, competitive pricing pressures, product development, commercialization and technological delays or difficulties, the effect of economic conditions and trade, legal, social and economic risks.